EXHIBIT 19


                  PACIFIC CENTURY REGIONAL DEVELOPMENT LIMITED
                             6 Flattery Road #38-02
                                Singapore 049909
             Telephone: (65) 6438-2366 o Facsimile: (65) 6230-8777

Date:  11 June 2003

To :     INTEL CAPITAL CORPORATION
         c/o Intel Semiconductor, Ltd.
         32F, Two Pacific Place
         88 Queensway, Central
         Hong Kong

And :

         THE DEVELOPMENT BANK OF SINGAPORE LIMITED
         6 Shenton Way
         DBS Building Tower One
         Singapore 068809

Amendment to a Subscription Agreement dated 14th January 2002 relating to the US$100,000,000 Secured Redeemable Exchangeable Bonds Due 2006 to 2007 Exchangeable for Ordinary Shares of HK$0.25 each of PCCW Limited (the "Subscription Agreement")

Terms defined in the Subscription Agreement shall have the same meaning when used in this letter.

In consideration of the mutual obligations set out in this agreement and for other good and valuable consideration, we agree, subject as provided below, that the Subscription Agreement shall be amended as follows:

(a) by deleting Clause 4.1(f) and replacing it in its entirety with the following:

     "(f) from the date hereof and for so long as any of the Bonds are still outstanding, the Issuer shall not, and will procure that PCCW and other members of the Group shall not, without the prior written consent of the Subscriber (which consent shall not be unreasonably delayed or withheld) offer, sell, issuer or otherwise dispose of any shares or other securities or interests in shares or other securities, or agree to do any of the aforesaid, such that immediately following such disposal or other action, (i) the direct and indirect shareholding of the Issuer and Richard Li Tzar Kai in PCCW shall fall below an aggregate of 28% of the issued share capital of PCCW, and (ii) the direct and indirect shareholding of the Issuer in PCCW shall fall below 25% of the issued share capital of PCCW, in

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each case, other than as a result of the exercise of conversion rights under the following convertible bonds issued by PCCW or its subsidiaries US$54,377,474.95 5% Mandatory Convertible Note due 2005 issued by PCCW Limited on 28 June 2002 to Telstra Corporation Limited, amended and restated with effect from 25 April 2003; US$450,000,000 1% Guaranteed Convertible Bonds due 2007 issued by PCCW Capital No. 2 Limited on 29 January 2002 and guaranteed by PCCW Limited and PCCW-HKT Telephone Limited; and US$1,100,000,000 3.5% Guaranteed Convertible Bonds due 2005 issued by PCCW Capital Limited on 5 December 2000 and guaranteed by PCCW Limited, the exercise of exchange or redemption rights under, or the transfer or disposal of interests in Shares pursuant to the terms and conditions of, the Bonds or the exchangeable bonds issued by the Issuer on 7 December 2001 to AIG Asian Infrastructure Fund II L.P., American International Assurance Company (Bermuda) Limited and AIG Asian Opportunity Fund, L.P., the exercise of options granted to Avram Miller pursuant to the terms and conditions of a consulting agreement dated 17 August 1999, the exercise of all existing and future employee share options granted by PCCW from time to time; or (iii) PCCW ceases to control any Principal Subsidiary (as such term is defined in the Bonds)."

Please indicate your agreement to the Amendments by signing this letter.

Yours faithfully,

PACIFIC CENTURY REGIONAL DEVELOPMENTS LIMITED

By:
     ------------------------------
Acknowledged and agreed

Intel Capital Corporation

By:
     ------------------------------
     Francis Lo
     Authorised Signatory

THE DEVELOPMENT BANK OF SINGAPORE LIMITED

By:
     ------------------------------

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